Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 27, 2017, relating to the consolidated financial statements of Hines Global REIT II, Inc. and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule, appearing in the Annual Report on Form 10-K of Hines Global REIT II, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
August 18, 2017